Exhibit 10.1
EXECUTION COPY
OPERATING EXPENSE REIMBURSEMENT AND GUARANTY AGREEMENT
     THIS OPERATING EXPENSE REIMBURSEMENT AND GUARANTY AGREEMENT (the “Agreement”), effective as of this 25th day of May, 2011, is made by and among Steadfast Income REIT, Inc., a Maryland corporation (the “Company”), Steadfast Income Advisor, LLC, a Delaware limited liability company (“Advisor”), Beacon Bay Holdings, LLC (“Beacon Bay”), a Delaware limited liability company, and Rodney F. Emery, as an individual (“Emery”).
     WHEREAS, Advisor provides certain advisory services to the Company pursuant to the Amended and Restated Advisory Agreement, dated as of May 4, 2010, by and between the Company and Advisor as amended by Amendment No. 1, dated as of March 21, 2011 (the “Advisory Agreement”);
     WHEREAS, Section 11(d) of the Advisory Agreement provides that commencing upon the fourth fiscal quarter following the fiscal quarter ended March 31, 2010, the Company shall not reimburse Advisor at the end of any fiscal quarter in which Operating Expenses (as defined in the Advisory Agreement) for the four consecutive fiscal quarters then ended (the “Expense Year”) exceed the greater of 2% of average invested assets of the Company or 25% of net income of the Company (the “2%/25% limitation”) for such year;
     WHEREAS, for the four fiscal quarters ended March 31, 2011, the Company exceeded the 2%/25% limitation by $1,230,316 (the “March 2011 Excess Amount”), of which a portion has been incurred directly by the Company and a portion has been reimbursed to Advisor;
     WHEREAS, pursuant to Section 11(d) of the Advisory Agreement, Advisor will be required to reimburse the Company for the March 2011 Excess Amount on or before June 30, 2011 unless the independent directors of the Company approve the March 2011 Excess Amount;
     WHEREAS, pursuant to the Company’s Second Articles of Amendment and Restatement, the independent directors of the Company have approved the March 2011 Excess Amount subject to the conditions set forth in this Agreement;
     WHEREAS, Beacon Bay and Emery will receive substantial direct and indirect benefits from the execution and delivery of this Agreement by the Company; and
     WHEREAS, as an inducement to the Company to enter into this Agreement, Beacon Bay and Emery have agreed to guaranty the Guaranteed Obligations (as hereinafter defined), on the terms and conditions set forth herein.
     NOW, THEREFORE, in consideration for the foregoing and for the mutual covenants and promises herein set forth, the parties hereto hereby agree as follows:
     1. Agreement to Reimburse. If, on the earlier of the termination date of the Advisory Agreement or December 31, 2011 (the “Determination Date”), total Operating Expenses of the Company exceed the 2%/25% limitation (measured for the Company’s entire operating history), then Advisor shall promptly, but in no event later than 15 days following the Determination Date (the

“Payment Date”), reimburse the Company for the March 2011 Excess Amount to the extent the March 31, 2011 Excess Amount is greater than an amount equal to (x) total Operating Expenses of the Company less (y) the 2%/25% limitation, measured for the Company’s entire operating history (such amount, the “Determination Date Payment”). The Company agrees that the March 2011 Excess Amount shall not exceed $1,230,316.
     2. Reimbursement of Determination Date Payment. Within 30 days of December 31 of each year subsequent to December 31, 2011, Advisor shall be reimbursed for the Determination Date Payment, if any, to the extent that total Operating Expenses of the Company through such year end date do not exceed the 2%/25% limitation from the commencement of the Company’s operations through such year end date.
     3. Ongoing Payment of Operating Expenses. From April 1, 2011 until the Company’s Operating Expenses from the commencement of the Company’s operations are below the 2%/25% limitation, all Operating Expenses incurred by the Company on or after April 1, 2011 will be paid by Advisor on the Company’s behalf and the Company shall not directly pay for any Operating Expenses incurred on or after April 1, 2011. The Company and Advisor acknowledge that for each quarter in which Advisor pays all Operating Expenses of the Company, to the extent total Operating Expenses during the prior four fiscal quarters exceed the 2%/25% limitation, the Company will, subject to a determination by the independent directors of the Company that a substantial justification for such excess exists, reimburse Advisor for such excess amount in the future when the amount to be reimbursed does not result in the Company’s total Operating Expenses exceeding the 2%/25% limitation (measured for the Company’s entire operating history).
     4. Deferral of Acquisition Fee. To the extent there remains any obligation of Advisor to reimburse the Company for the March 2011 Excess Amount during the Company’s fourth fiscal quarter ending December 31, 2011 (the “Fourth Quarter”), the Company shall offset, as a reduction of such obligation, any acquisition fees to be actually paid to Advisor pursuant to the Advisory Agreement during the Fourth Quarter. For purposes of the preceding sentence, any acquisition fees deferred pursuant to the Advisory Agreement shall not be considered as an offset of the amount to be paid by Advisor on the Determination Date.
     5. Beacon Bay Guaranty.
          (a) Beacon Bay hereby absolutely, irrevocably and unconditionally guarantees (the “Guaranty”), as a primary obligor and not merely as a surety: (i) due and punctual payment of all amounts due and payable by Advisor to the Company and its successors or assigns under this Agreement, when and as the same shall become due and payable; and (ii) all expenses, including, without limitation, reasonable attorneys’ fees and disbursements, that are incurred by the Company in the enforcement of the Guaranty (the “Guaranteed Obligations”). Payment by Beacon Bay under the Guaranty shall be made in immediately available funds no later than three business days following the Payment Date if the Determination Date Payment has not been received by the Company. This Guaranty and the obligations of Beacon Bay under this Guaranty constitute an absolute, present and continuing guaranty of payment and performance and not of collectibility. The obligations of Beacon Bay under this Guaranty are in no way conditioned or contingent upon any action or omission by the Company or upon any other action, occurrence, or circumstance whatsoever. It is expressly understood and agreed that the obligations of Beacon Bay hereunder are and shall be absolute under any and all circumstances and shall not be subject to any counterclaim, setoff, deduction or defense. Beacon Bay agrees that its liability hereunder shall be direct and immediate as a primary obligation and liability, irrespective of whether Advisor has commenced the exercise of any remedies under this Agreement. The Company may, at its option, proceed directly and at once, without notice, against Beacon Bay to collect and recover the full amount of the Guaranteed Obligations, or any portion thereof, without proceeding against Advisor or any other person or entity.
          (b) Beacon Bay agrees that the Guaranty under this Section 5 shall continue to be effective or be reinstated, as the case may be, if at any time all or part of any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by the Company or any other person upon the insolvency, bankruptcy or reorganization of the Advisor or otherwise.
          (c) Beacon Bay hereby waives (i) diligence, promptness, presentment, demand for payment or performance and protest and notice of protest, notice of acceptance and any other notice in respect of the Guaranteed Obligations or any part of them, (ii) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties (other than the defense of indefeasible payment in full of the Guaranteed Obligations) or which may conflict with the terms hereof and (iii) any defense arising by reason of any disability or other defense or equitable or legal discharge of the Advisor.
     6. Secondary Guaranty.
          (a) Emery hereby absolutely, irrevocably and unconditionally guarantees (the “Secondary Guaranty”), as a primary obligor and not merely as a surety: (i) due and punctual payment of all Guaranteed Obligations; and (ii) all expenses, including, without limitation, reasonable attorneys’ fees and disbursements, that are incurred by the Company in the enforcement of the Guaranty and the Secondary Guaranty. Payment by Emery under the Secondary Guaranty shall be made promptly upon demand therefor by the Company in immediately available funds. This Secondary Guaranty and the obligations of Emery under this Secondary Guaranty constitute an absolute guaranty of payment and performance and not of collectibility. It is expressly understood and agreed that the obligations of Emery hereunder are and shall be absolute under any and all circumstances and shall not be subject to any counterclaim, setoff, deduction or defense.
          (b) Emery agrees that the Guaranty under this Section 6 shall continue to be effective or be reinstated, as the case may be, if at any time all or part of any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by the Company or any other person upon the insolvency, bankruptcy or reorganization of the Advisor or otherwise.
          (c) Emery hereby waives (i) diligence, promptness, presentment, demand for payment or performance and protest and notice of protest, notice of acceptance and any other notice (other than as set forth in clause (d) below) in respect of the Guaranteed Obligations or any part of them, (ii) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties (other than the defense of indefeasible payment in full of the Guaranteed Obligations) or which may conflict with the terms hereof and (iii) any defense arising by reason of any disability or other defense or equitable or legal discharge of the Advisor.

          (d) Notwithstanding anything to the contrary contained in this Section 6 or elsewhere in this Agreement, Emery shall have no liability under this Section 6 until the Company has provided notice to Emery pursuant to Section 8 hereof that Beacon Bay has failed to perform, or is unable to perform (as determined by a majority of the independent directors of the Company in their sole and absolute discretion), its obligations under the Guaranty, which notice shall be conclusive and binding upon Emery. Emery agrees that upon receipt of such notice, his liability hereunder shall be direct and immediate as a primary obligation and liability, irrespective of whether Advisor has commenced the exercise of any remedies under this Agreement and the Company may, at its option, proceed directly and at once, without notice, against Emery to collect and recover the full amount of the Guaranteed Obligations, or any portion thereof, without proceeding against Advisor or any other person or entity.
     7. Termination. This Agreement shall terminate when all conditions and obligations set forth herein have been satisfied by the parties hereto.
     8. Notice.
          (a) The parties hereto agree and acknowledge that notices, demands and other communications sent in accordance with this Section 8 by the Chairman of the Audit Committee (as authorized by a majority of the independent directors of the Company) shall constitute notice by the Company.
          (b) All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given and delivered if by overnight delivery, by a nationally-recognized carrier; if by mail, by first class certified mail, postage prepaid, or delivered personally; or if sent by facsimile, with transmission confirmed by a printout from the facsimile machine and simultaneously followed by the original communications by first class certified mail, postage prepaid:
If to the Company, Advisor, Beacon Bay and/or Emery:
c/o Steadfast Companies
18100 Von Karman Avenue
Suite 500
Irvine, California 92612
Telephone: (949) 852-0700
Facsimile: (949) 852-0143
Attention: Ana Marie del Rio

in each case with a copy to:
Brown Equity Partners, LLC
2721 East Coast Highway, Ste. 108
Corona del Mar, California 92625.
Telephone: (949) 566-9121 ext 24
Facsimile: (949) 566-9842
Attention: Jeffrey J. Brown
and:
Alston & Bird LLP
1201 West Peachtree Street
Atlanta, GA. 30309-3424
Telephone: (404) 881-4417
Facsimile: (404) 881-7777
Attention: Rosemarie A. Thurston
or to such other address or addresses as may hereafter be specified by notice given by any of the above to the others. Notices given by United States certified mail as aforesaid shall be effective on the third business day following the day on which they were deposited in the mail. Notices delivered in person or by overnight courier shall be effective upon delivery. Notices given by facsimile shall be effective when transmitted, provided facsimile notice is confirmed by telephone and is transmitted on a business day during regular business hours.
     9. Miscellaneous.
          (a) This Agreement shall be governed by the laws of the state of Delaware. In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, such provision shall be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and permissible under, applicable law. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
          (b) This Agreement may not be assigned by any party hereto unless agreed to in writing by each other party to this Agreement.
          (c) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to a written agreement of all of the parties to this Agreement.
          (d) This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement shall be effective when one or more counterparts shall bear the signature of each party.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

COMPANY:

STEADFAST INCOME REIT, INC, a Maryland corporation

By:	/s/ Kevin Keating
Name:	Kevin Keating
Title:	Treasurer

ADVISOR:

STEADFAST INCOME ADVISOR, LLC, a Delaware limited liability company

By:	/s/ Ana Marie del Rio
Name:	Ana Marie del Rio
Title:	Manager

BEACON BAY:

BEACON BAY HOLDINGS, LLC, a Delaware limited liability company

By:	/s/ Rodney F. Emery
Name:	Rodney F. Emery
Title:	Manager

EMERY:

/s/ Rodney F. Emery

Rodney F. Emery